Exhibit 99.2

GEO GROUP, INC.

Moderator: George Zoley

August 8, 2012

11:00 a.m. ET

Operator:	Good morning. My name is (Sarah) and I will be your conference operator today. At this time, I would like to welcome everyone to the Second Quarter 2012 earnings call.

All lines have been placed on mute to prevent any background noise. After the speakers’ remarks, there will be a question and answer session. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad. If you would like to withdraw your question, press the pound key. Thank you.

I would now like to turn the call over to Pablo Paez, Vice President of Corporate Relations. Mr. Paez, you may begin.

Pablo Paez:	Thank you, Operator. Good morning, everyone, and thank you for joining us for today’s discussion of The GEO Group’s second quarter 2012 earnings results. With us today is George Zoley, Chairman and Chief Executive Officer, Brian Evans, Chief Financial Officer, John Hurley, President of GEO Corrections and Detention and Jorge Dominicis, President of GEO Care. This morning we will discuss our second quarter performance and current business development activities.

We will conclude the call with a question and answer session. This conference call is also being webcast live on our website at www.geogroup.com. Today, we will discuss non-GAAP basis information. A reconciliation from non-GAAP basis information to GAAP basis results, is included in the press release and supplemental disclosure we issued last night.

Additionally, much of the information we will discuss today, including the answers we give in response to your questions, may include forward-looking statements regarding our beliefs and current expectations, with respect to various matters. These forward-looking statements are intended to fall within the Safe Harbor Provisions of the Securities Laws. Our actual results may differ materially from those in the forward-looking statements, as a result of various factors contained in our Securities and Exchange Commission filings, including the forms 10K, 10Q and 8K reports. With that, please allow me to turn this call over to our Chairman and CEO, George Zoley. George.

George Zoley:	Thanks, Pablo, and good morning to everyone. Thanks for joining us as we review our second quarter results and provide an update of our efforts to pursue quality growth opportunities that return value to our shareholders. Our strong second quarter results continue to be driven by sound operational financial performance from our diversified business units in the US and Internationally.

During the quarter, our regional operations teams completed the activation of three important new projects. In Karnes, Texas, we completed the intake process at the first facility designed and operated for low-risk immigration detainees under the new federal detention standards in the United States. The new GEO-owned 600-bed Karnes Civil Detention Center will be operated under a partnership between GEO, Karnes County and ICE. In Indiana, we began operation of a new Company-financed expansion of 512 beds to the New Castle Correctional Facility.

And in Georgia, we completed the intake of inmates at the 1,500-bed Riverbend Correctional Facility, which is our first project in this important new market. In addition to these project activations, we have completed the development of the 650-bed Adelanto ICE Processing Center West, which is located adjacent to the 650-bed Adelanto East Center in California, which we activated last year.

We activated new Adelanto West Center last week, and have begun a 75-day intake period. We continue to be optimistic regarding the outlook for our industry. Our diversified platform has enabled us to participate in a number of opportunities. Currently in the states of New Hampshire and Arizona, we have active procurements for new correctional beds.

Internationally, the UK Ministry of Justice, known as MoJ, has an active procurement for the management of nine existing prisons, totaling approximately 6,000 beds. Proposals for this important procurement are currently under review, with contract awards expected before the end of the year. Following the completion of this procurement, we expect MoJ will begin another prison manage-only procurement of a similar or even larger size.

The MoJ has also issued a procurement for the provision of the Electronic Monitoring Services, covering all of the England and Wales, which presently involves monitoring 25,000 individuals on a daily basis. Making this the largest electronic monitoring contract in the world. BI, our US based electronic monitoring division, is actively participating in our efforts on this project.

Our diversified divisions within GEO Care continue to also pursue several new business opportunities, each in their respective markets. With respect to our current inventory of beds, we are continuing our efforts to market our existing facilities in California, Michigan and Oklahoma, and hope these efforts will result in the reactivation of these idle facilities. Which would significantly increase and enhance our overall returns on capital. As we have expressed to you in the past, our board and our management team remain focused on the careful evaluation of the allocation of capital to enhance shareholder value.

We will continue to evaluate investments and new projects which meet or exceed our target capital returns, and are focused on balancing these capital investments with long term goal to return value to our shareholders. In the last two years, we have executed significant stock buyback programs, which we believe resulted in enhanced value for our shareholders, and we continue to retain the ability to opportunistically execute on the remaining stock repurchase program authorized by our board.

Additionally, as we have announced in our press release this morning, we will be paying our first quarterly dividend of $0.20 per share beginning in September, which we increased from prior expectations of $0.10 per share. GEO’s dividend will be paid on September 7, to the shareholders of record as of the close of business on August 21. This dividend policy is indicative of our long term view that we can return value to our shareholders, while continuing to pursue quality growth and deleverage through earnings growth and pay down debts.

Before I turn the call over to Brian, I would like to provide an update on our ongoing review of the potential impact of a REIT conversion. Following our first quarter earnings call, we engaged the law firm of Skadden-Arps, as our legal advisers, and the Bank of America Merrill Lynch and Barclay’s Capital, is our financial co-advisers, to assist us with this comprehensive review.

Our analysis has focused on a potential conversion to a REIT, with a Taxable REIT Subsidiary or TRS, in which non-real estate related businesses are part of a wholly owned taxable subsidiary of the REIT. This REIT structure is an entirely different corporate organizational structure from that of our current Company. And we will be working with our advisers to conduct a thorough comprehensive review of the benefits of the REIT structure.

In mid July, we submitted a request to the IRS, for a private letter ruling, in order to better inform our board as to the potential benefits and limitations of a REIT conversion, and determine whether GEO would qualify to convert to a REIT. Only after completing this comprehensive analysis being performed with our advisers, will our board of directors be adequately informed and in a position to decide whether to move forward with a REIT conversion.

If our board decides to move forward, we would strive to complete the conversion by the earliest conversion date, which is January 2013. However, given the short time frame, the conversion could be delayed until the next available conversion date, which is January 2014. Now, I will like to turn the call over to Brian, to review our financial performance.

Brian Evans:	Thank you, George. Good morning, everyone. As disclosed in our press release, we reported second quarter pro forma EPS of $0.41 from continuing operations, which excludes $0.03 per share in after tax start up and transition expenses, international bid and proposal costs, and M&A related expenses. Our total revenues for the quarter increased to $412 million, from $397 million a year ago. Our Company-wide adjusted EBITDA for the quarter grew to $86 million, from $80 million a year ago.

Additionally, our adjusted funds from operations grew to $54 million, from $47 million for the same period last year. Breaking down each of our reporting segments, our US Corrections and Detentions second quarter revenue increased to $246 million, from $231 million in the previous year.

In comparison to second quarter 2011, our second quarter 2012 revenues reflect the activation of the new Adelanto California ICE Center East in August 2011, the new Riverbend, Georgia Correctional Facility in December 2011, and the opening of the Karnes, Texas ICE project and the New Castle, Indiana expansion during the first quarter of this year.

These facility activations were offset by the deactivation of the Regional Correctional Center in New Mexico, in the second quarter of 2011, our Leo Chesney Facility in California, in the third quarter 2011, and our Desert View and Central Valley Facilities in California, in the fourth quarter of 2011. GEO Care reported second quarter revenue of $110 million, while our International Services Division reported quarterly revenues of $56 million.

Moving to our updated financial guidance for 2012. As disclosed in our press release, we have updated our earnings guidance for the full year, and have issued our guidance for the third and fourth quarters. We expect our full year 2012 revenues to be in a range of $1.64 billion to $1.65 billion. And our full year pro forma earnings to be in a range of $1.56 to $1.58, exclusive of $0.14 per share in startup and transition expenses, international bid and proposal costs, and also exclusive of one-time transaction and financing expenses in connection with the MCF acquisition. Our 2012 adjusted EBITDA is expected to be in a range of $330 million to $340 million.

Our third quarter revenues are expected to be in a range of $410 million to $415 million, and our pro forma earnings are expected to be in a range of $0.42 to $0.43 per share, excluding $0.04 per share in startup and transition expenses, international bid and proposal costs, and MCF related acquisition expenses. Our fourth quarter revenues are expected to be in a range of $413 million to $418 million, and our pro forma earnings expected to be $0.42 to $0.43 per share, excluding $0.01 per share in international bid and proposal costs.

Our updated guidance reflects the continuation of the Golden State Community Correctional Facility contract in California through mid December, and the activation of the new Adelanto ICE Center West, offset by the previously announced discontinuation of our Mississippi managed-only contract in July and August of this year.

Additionally, our guidance does not reflect the potential reactivation of our remaining idle facilities. Although we are actively marketing these facilities, and remain hopeful our efforts will result in the reactivation of a number of them. As a reminder, our guidance includes approximately $0.15 per share of carrying costs for idle facilities totaling 7,000 beds. More than half of these carrying costs are non cash expenses. Our guidance also reflects approximately $0.18 per share in intangible amortization expense, primarily related to the acquisitions of Cornell and BI, and our facility depreciation expense is expected to be more than twice as large as our normalized level of maintenance CAPEX of approximately $30 million per year.

Due to these large non cash expenses, we continue to believe that our adjusted funds from operations, is an important measure of our Company’s strong cash flows and underlying profitability. We expect our 2012 adjusted funds from operations to be approximately $195 million to $205 million, or $3.18 to $3.34 per share.

With respect to our uses of cash, our current projects under development have been substantially completed. Our total project CAPEX in 2012 is expected to be approximately $100 million, of which, $75 million has been spent through the end of July. The balance of our adjusted funds from operations in 2012, will be used to fund approximately $25 million in dividends for the balance of the year, or $0.20 per share quarterly and repay our debt.

We also expect to complete the purchase of the MCF partnership interest for $27 million during the third quarter of 2012. In connection with the acquisition of MCF, we announced yesterday, that we will be paying off approximately $67 million net of bond cash reserves, and inclusive of a make whole premium of approximately $15 million, to redeem the current MCF bonds. In order to finance the MCF acquisition and the redemption of the MCF bonds, we have received bank commitments to our senior credit facility for a new $100 million, three-year term loan. The MCF bonds have a net effective interest carrying cost of approximately 5 percent, and the new term loan will bear interest at the same rate of our existing term loans, which is currently at LIBOR plus 3 percent and will be stepping down to LIBOR plus 2.75 percent by the end of August.

During this process, we have also amended our senior credit facility covenants to enhance our ability to make restricted payments by resetting our initial restricted payment basket to $50 million, and increasing the senior secured leverage ratio test to access the net income restricted basket from 2.5 to 2.7 times(sic-see press release “2.75 times”).

With our available borrowing capacity, cash on hand and strong adjusted funds from operations of approximately $200 million annually, we will have adequate liquidity to execute our strategic growth, and return capital to our shareholders. We continue to have a balanced approach to meaningfully return value to shareholders, through a combination of cash dividends and opportunistic share buyback. Our dividend policy reflects our long term view that we can return value to our shareholders, while continuing to pursue quality growth and deleverage. With that, I will turn the call to John Hurley, for an update on GEO Corrections and Detention. John.

John Hurley:	Thanks, Brian, and good morning, everyone. I would like to address our business development efforts for our GEO Corrections and Detention. I will start with the federal market segment, and the three federal government agencies that we serve, the Federal Bureau of Prisons, the United States Marshals Service and Immigration and Customs Enforcement or ICE.

With regards to our recent project activations at the federal level, we have completed the intake process at our new 600-bed Civil Detention Center in Karnes County, under an intergovernmental agreement between Karnes County and ICE. This $32 million Company-owned facility is expected to generate approximately $15 million in annualized revenues.

Last August, we opened the 650-bed Adelanto ICE Processing Center East, through an intergovernmental agreement between the city of Adelanto and ICE. We have now completed the development of a new $70 million 650-bed center adjacent to the existing one, and began a 75-day intake process last week. At 1,300 beds, the Adelanto ICE Detention Complex is expected to generate approximately $42 million in annualized revenues.

With regards to new business opportunities at the federal level, the Bureau of Prisons has issued a solicitation for 1,000 beds, under it is Criminal Alien Requirement or CAR program. Under this new CAR 14 procurement, bidders can propose facilities anywhere in the country. The total contract term for this procurement will be ten years, assuming a base term of four years, with three, two-year options. Proposals under this procurement are due in mid September, with a contract commencement date projected for September 1, 2013.

Additionally, our GEO Transport Division will be submitting a proposal, in response to a procurement issued by the federal government, for the provision of secure transportation services, for the southwest border, for the Customs and Border Protection Agency. We expect the contract award to be announced in late third quarter, with a service commencement date in late fourth quarter. Now, I would like to turn the state market segment.

As states across the country continue to face budgetary pressures, their ability to achieve cost savings becomes an even more important priority, which leads to increased interest in prison privatization projects. Many of our state clients require additional beds as inmate populations continue to increase, and aging, inefficient prisons need to be replaced with new, more cost-efficient facilities. With regards to our recent project activations, we have completed the intake process at our new $80 million Company-owned 1,500-bed Riverbend Correctional Facility in Georgia. We expect the 1,500-bed facility to generate approximately $28 million in annualized operating revenues.

In Indiana, we completed the construction and activation of a 512-bed expansion at the New Castle Correctional Facility under an agreement with the Indiana Department of Corrections. GEO funded the $21 million expansion, which is expected to generate an additional $8 million in annual operating revenues. With regards to contract discontinuations, as we had previously disclosed, we have now completed the transition out of our manage-only contracts in Mississippi, for the East Mississippi and Walnut Grove facilities in July, and we’ll complete the transition of the Marshall County facility next week.

Turning now, to new state solicitations. We remain optimistic about the new growth opportunities in our industry. As you may recall, the state of Arizona had a pending RFP for up to 2,000 in-state beds. The state has decided to initially award 1,000 beds under this solicitation. We expect a contract award to be announced in the second half of the year.

In New Hampshire, the state issued RFPs for the development and management of separate male and female facilities, or a combined hybrid male and female facility, totaling 1,500 to in 1,700 beds. The procurement allows for the development of new facilities or the renovation and expansion of existing facilities. The state has retained outside experts to assist with the evaluation of the proposal, and we expect an award to be announced in the second half of this will year.

In California, the Department of Corrections and Rehabilitation issued a bed utilization plan in April, that would increase the use of 1,800 community correctional facility beds beginning next year. The plan also calls for increased use of community supervision programs.

We currently have more than 2,200 community correctional facility beds in inventory, in California, and we will continue to monitor the state’s proposed plan. In Michigan, the Department of Corrections has announced an upcoming RFP for 1,750 correctional beds. We expect the RFP to be issued by the end of the third quarter, and we will be proposing our Baldwin Facility in this competition.

Next, I would like to update of you on our international business development efforts. In the United Kingdom, the Ministry of Justice has an active procurement to privatize nine existing public facilities, which total approximately 6,000 beds. We believe the proposal evaluation process has been completed. Under the procurement, companies were permitted to bid on up to six of the nine prisons, and can be awarded long-term contracts of seven to 15 years, for the management of no more than five prisons. The facilities range in size from 260 beds to more than 1,100 beds.

The total contract term is expected to 15.5 years, assuming a base term of 7.5 years, one eight-year option. Preferred bidders are expected to be announced in mid September, with the signing of contracts in the first quarter of 2013. This procurement is intended to be followed by another solicitation of similar or larger size by year end. At this time, I will turn the call over to Jorge Dominicis, for a review of GEO Care.

Jorge Dominicis:	Thank you, John, and good morning to everyone. Each of our GEO Care divisions continues to pursue several new growth opportunities. Our Residential Treatment Services subsidiary, is currently competing on several formal procurements. In Texas, the State Department of Health issued a request for proposal for the operation of an existing state forensic hospital.

In the RFP, the state identified a number of existing state hospitals that can be proposed, and the state will select one facility to be privatized. We have submitted our proposal in response to this procurement, and expect a contract award to be announced in the second half of this year. In Virginia, we submitted an unsolicited proposal for the management of the state’s Sexually Violent Predator Treatment Facility, involving approximately 250 beds. The state is expected to make a decision in the second half of the year.

In North Carolina, the state is in discussions with GEO Care for the provision of a 90-bed forensic hospital, which we hope will result in a contract award later this year, as well. In addition to these states, Georgia, Louisiana, South Carolina, Pennsylvania, and others, have indicated an interest in exploring state psychiatric hospital or treatment center partnerships. Our Community Based Services division is competing for several formal solicitations from the Federal Bureau of Prisons, for residential community based reentry centers across the country.

Additionally, we are working with our existing local and state correctional clients, to leverage new opportunities in the provision of community based reentry services in both residential facilities, as well as, in nonresidential day reporting centers.

During 2012, our Community Based Services division has added more than $2 million in annual revenues, with the activation of three new day reporting centers in California. Our Youth Services division continues to work towards maximizing the utilization of our existing asset base. We have successfully undertaken a number of marketing and consolidation initiatives to increase the overall utilization of our existing youth services facilities in states like, Pennsylvania, Ohio, Illinois, Texas and Colorado.

These efforts are already yielding improvements in the utilization of our youth facilities, and our overall financial performance. For example, in Illinois, we closed down one of our four residential facilities and have since experienced improved occupancy rates. Similarly in Pennsylvania, we closed down an under-performing facility. These two initiatives have resulted in improved occupancy rates and margin improvement for our Youth Services division.

Finally, our BI subsidiary continues to market its supervision and electronic monitoring services to local, state and federal correctional agencies nationwide. BI, as you know, is the world’s largest provider of electronic monitoring services and devices for approximately 70,000 individuals.

During 2012, BI has continued to actively compete on new electronic monitoring opportunities nationwide. In the first half of the year alone, BI was awarded approximately $4 million in annual revenues and contracts by the states of Colorado, North Carolina and South Carolina, for the provision of electronic monitoring services. We expect the number, of other correctional agencies across the US, to increase the use of the electronic monitoring technologies to track offenders who have been placed under community supervision.

In the UK, we are participating with GEO UK in a procurement involving the provision of electronic monitoring for all of England and Wales. This procurement involves monitoring and field support for approximately 25,000 individuals on a daily basis, under a single service provider contract. Financially, it represents the largest single electronic monitoring contract opportunity in the world.

We will be submitting a proposal to the MoJ through GEO UK, with BI providing the necessary technical assistance. With regards to BI’s Intensive Supervision Appearance Program, or ISAP, contract with ICE, the president’s budget for fiscal year 2013 reflects an increase in funding for BI ISAP contract.

An expansion of the program has congressional support on both sides of the aisle. The current congressional budget write-ups in the house and senate, reflect a 20 percent increase in funding for the ISAP program. We are closely monitoring the appropriations process of congress, and hope that an expansion of the program will be approved by the beginning of next year. At this time, I would like to turn the call back to George, for his closing remarks.

George Zoley:	Thanks, Jorge. We are very pleased with our second quarter results and our core operations in the US and internationally, which continue to deliver solid operational and financial performance. We believe our industry continues to experience overall positive trends, with growth opportunities in our core market segments in the US and internationally.

Our Company remains focused on effectively allocating capital to enhance value for our shareholders. As we discussed today, we will continue to carefully evaluate new build-to-suit capital projects, which meet or exceed our targeted returns. While also continuing to more directly return value to our shareholders through opportunistic share repurchases, as well as, quarterly cash dividends.

We have increased our first quarterly cash dividend to $0.20 per share, to be paid September 7, to shareholders of record as of the close of business on August 21. Our dividend policy continues to reflect our long term view, that we can return value to shareholders, while we continue to deleverage and pursue quality growth opportunities.

We believe that these efforts will continue to enhance value for our shareholders, and reduce our overall cost of capital. We also believe that our diversified growth and investment strategy, has positioned GEO as the leading provider of corrections, detention and treatment services, through a continuum of care that can deliver performance based outcomes and significant cost savings to our clients worldwide, while continuing to enhance value for our share holders.

As I have expressed to you in the past, we view all of these different initiatives to enhance shareholder value as complimentary and none are pursued to the detriment of the others. Finally, we have expressed to you today, our management team along with our team of legal and financial advisers, have made significant progress since our last earnings call in May, in our ongoing comprehensive review of a potential REIT conversion.

We have taken steps to better inform this important decision by our board of directors, including the submission of a request to the IRS for a private letter ruling, which we submitted in mid July. This concludes our presentation. We would now like to open up the call to your questions.

Operator:	At this time, I would like to remind everyone, in order to ask a question, please press star then the number one on your telephone keypad.

And your first question comes from the line of Kevin Campbell, from Avondale Partners. Your line is open.

Kevin Campbell:	Good morning. Thanks for taking my questions. I wanted to start, George, with maybe some color looking back at the TRS discussion on some of your comments on timing. Could you repeat what you said about when you are trying to get it done and why it might be pushed to 2014?

George Zoley:	Well, Kevin, as I think you are aware, the available conversion dates are only at the beginning of the year. So it’s either January 1, 2013 or January 1, 2014. And most importantly, that has to be preceded by a successful private letter ruling by the IRS and the timing of that is really uncertain. Nobody knows how long that will take. It’s only after that successful private letter ruling, can the board take any further action internally and administratively, to reposition itself for the conversion.

Kevin Campbell:	OK. That’s great. Just in general, the analysis that you have done to date, maybe you could talk to us about some of the positives that you’ve identified from a potential conversion, negatives or hurdles that you have identified? Any color you might provide there might be helpful.

George Zoley:	I think we have analyzed what administrative actions we would have to take, and how we could accomplish them, and I think we feel comfortable with that. You know, the positives of being a REIT go to the fact that there’s a mandatory 90 percent distribution of net income, which is not taxed and beneficial obviously to the shareholders. And future growth is essentially predicated upon the sale of additional stock that will presumably be at a higher price, and result in lower cost of capital from new Company-funded projects. But we think we understand what the conversion means, and what we have to do to accomplish it. We have taken steps in submitting our proposed restructuring to the IRS, last month.

Kevin Campbell:	Is there any color you can give on what the proposed restructuring might look like?

George Zoley:	I don’t think I can tell you that.

Kevin Campbell:	OK. Understood. In general, how should we think about the impact to FFO, and, if under a potential conversion, other than the potential benefits from taxes if there are any? And then secondly, how should we think about the distribution of FFO or EBITDA, or however you want to look at it, to the REIT versus the TRS? Is that something maybe we could talk about?

Brian Evans:	I think that’s, again getting kind of to the question you asked previously, about the structure and stuff. But you know we have done analysis around that. Obviously the biggest impact to FFO is going to be the difference in the amount of cash taxes that would be paid out and the tax expense to the Company. That’s going to be a factor of the amount of business and income that’s in the taxable REIT subsidiary. We are undergoing that analysis, and obviously, given the fact that we have a high tax rate and do pay cash taxes, that there will be some benefit from that.

Kevin Campbell:	Great. I’ll move on to a couple other questions. International segment, the margins there continue to be weak. I guess about 4.5 percent or so, in the quarter. They were down a couple of hundred basis points sequentially, maybe talk to discuss about what’s driving that and steps you can take to address that?

George Zoley:	Well, I think two things come to mind. One, is the very significant business development expenses we have incurred this year to pursue the two big projects, I have been discussing. One is on the prison side, and the nine prisons that are being competed and will be decided in mid September. And then on the electronic monitoring side, we are gearing up for that procurement.

We have a number of consultants and advisers, particularly in the UK, that we have had to retain to position ourselves to put together our proposal. Which is really to provide electronic monitoring for the entire country and all of the infrastructure that goes with that. Then thirdly, we have been impacted, as I have discussed in the past, by our new prisoner transport contract. In which we are still carrying a number of additional staff by virtue of European law, that have to be retained for a period of time. They are all unionized and that will play out by the end of the year.

Kevin Campbell:	OK. Great. I’ll jump back in the queue, thank you.

Operator:	Your next question comes from the line of Manav Patnaik, from Barclay’s. Your line is open.

Manav Patnaik:	Hi. Good morning, gentlemen. Congratulations on the increased dividend and pretty impressive to get all this stuff done so quick. I guess on the – related to the dividend, I guess you are going to be paying $50 million a year now on the dividend. Can you just help us prioritize how much debt pay down you guys are looking to do on yearly basis? If you have a target leverage level by a certain year? Just what the outlook is, in terms of what you have now, in terms of development CAPEX?

Brian Evans:	Well, I can go back to that again, Manav, briefly. As I mentioned during the call, we have adjusted funds from operations for this year of approximately $200 million and I think that’s a reasonable approximation for next year. Significant reduction in CAPEX for next year, to the tune of probably $30 million to $35 million, in some miscellaneous capital projects that are beyond the maintenance CAPEX of the Company. So that will – adjusted funds from operations will be used for that. It will be used to pay for the dividend as we see it right now, approximately $50 million, as you mentioned.

Then there are mandatory debt repayments of another approximately $50 million. So that leaves somewhere in the neighborhood of another $50 million to $70 million in free cash flow, to either deploy for additional debt paydown, opportunistic share buybacks, as I have mentioned, and/or additional capital deployment. Which obviously there are projects that we are working on that have not been completely publicly disclosed or talked about, that may require some of that.

Manav Patnaik:	I guess on the cash taxes, I think it was $25 million this year. Do you expect like, I guess just related to I think $18 million of NOLs, are you going to use those up this year, next year and what should we assume for cash taxes going forward? Because it’s 50 percent, right, on your GAAP?

Brian Evans:	Right. I think cash taxes, as I’ve mentioned, will go up in the future. I think that some of that is offset by some of the other growth and other cash flow that’s coming on line. That’s why I think $200 million is a good approximation for next year.

Manav Patnaik:	All right. Fair enough. Thank you guys.

Operator:	Your next question comes from the line of Kevin McVeigh, from Macquarie. Your line is open.

Kevin McVeigh:	Great. Thank you, nice job on the quarter. Wonder if you could give us a sense of what the client reactions have been so far as you are thinking about the REIT process, and just openly, what drove the decision to increase the dividend? It seems like you are striking a real nice balance in terms of capital return investors here.

George Zoley:	On increasing the dividend, as we’ve completed our portfolio of owned facilities that we have developed, which is the four or five projects that total $250 million, with West Adelanto being the last one. We feel very good about the new cash flows that will be arriving out of those facilities, plus the acquisition of MCF, and the retirement of those bonds, and be able to essentially refinance it at a lower rate gives us additional cash flow.

We think we are in a better position to return value to shareholders through an increase of dividend, when there’s no imminent need for those capital funds for projects at this time. As far as notification of clients regarding any potential reconversion, we think that a timing issue and it will occur on an appropriate basis, if and when there’s a need to do so.

Kevin McVeigh:	Super. In terms of – I know that big hurdle is the private letter ruling, then beyond that system conversions, things like that, any – maybe it’s a little too early to kind of start talking about that, but any sense of how long that process would take? Any thoughts around that would be helpful.

George Zoley:	Well, I think you said it correctly, that the tall pole in the tent is the IRS ruling. The other stuff is all doable, because it’s all administrative. But the ruling itself, is something that will take some time and it’s uncertain how long that will take, but imagine there – there may be two companies asking for the same thing, at the same time.

Kevin McVeigh:	Understood. Thank you. Nice job.

Operator:	Your next question comes from the line of Tobey Sommer, from SunTrust. Your line is open.

Tobey Sommer:	Thank you. Just to follow up on what you just talked about. The administrative things that, perhaps are more millable and identifiable than the timeline for the IRS to respond to the private letter ruling, what would those be and how would those look? Thanks.

Brian Evans:	Well, without getting into too much detail, I mean there’s – it depends on the structure. There has to be valuation work done, similar as you would see in an M&A activity, regarding the taxable REIT subsidiary and the business that’s going to be in there. There has to be transfer pricing work, to establish what the appropriate rates to charge for the service that’s provided by the taxable REIT subsidiary businesses, to provide the day to day operations of the owned facilities.

There’s other administrative work that needs to be done behind the scenes. We have to calculate the earnings and profit of the Company on a consolidated basis, taking into account all of our historical tax returns, including for acquired subsidiaries, et cetera. So that work is ongoing. And establishing the basis, the tax basis of that taxable REIT subsidiary. So all of those processes are under way, so that if a decision is made to ultimately convert, that those steps will not be a delay in that decision making process.

Tobey Sommer:	I guess you are able to work some of these administrative tasks in parallel to the ruling.

Brian Evans:	That’s right. We are working on those things right now.

Tobey Sommer:	I presume there would have to be a shareholder vote and a meeting, et cetera?

Brian Evans:	Yes, we believe there would be a requirement for a shareholder vote.

Tobey Sommer:	OK. Turning to some of the, I guess, fundamentals. What sort of expectation do you have for – any kind of color you could give us on how you have seen the state budget kind of turn out this year, and whether you think you could see some more either asset sales from state customers or you would expect some new states to outsourcing in, I guess, this fiscal year for the states? Thanks.

George Zoley:	Well, I don’t expect any further asset sales this year because, you know, the legislative sessions have adjourned. And to my knowledge, there are none prescribed except with possibly in Louisiana, a (particular) facility there. So nothing this year that we are really aware of. That does generally require legislative approval, so it wouldn’t be until next year when the legislators meet again, could they have the possibility to decide to do something like that. But we are following them, and it is very possible that something like that could occur in the future, and we are prepared for that, and we have the financial means no compete on such opportunities.

Tobey Sommer:	Thank you very much.

Operator:	And again, if you would like to ask a question, please press star then the number one on your telephone keypad.

And your next question comes from the line of Chuck Ruff, from Insight Investments. Your line is open.

Chuck Ruff:	Hello. The Golden State Facility, when the contract runs out in four months, can you talk at all about what you expect to happen there? Do you expect an extension or do you think the facility will be emptied?

George Zoley:	Well, I believe the CDCR plan and the legislation provides for an additional 1,800 beds to be contracted in this next fiscal year, and we are hopeful that our existing facility, which is continuing to operate as a result of rescinding the termination letter that was previously received, we are hoping that facility will continue under contract amendment.

Chuck Ruff:	OK.

George Zoley:	And we are hoping for the opportunity to compete on, I guess, 1,200 more beds, as a result of the approved legislation.

Chuck Ruff:	OK. You indicated CAPEX next year of about $65 million. Can you talk about what sort of projects you would be working on beyond the normal maintenance?

Brian Evans:	It was $35 million of maintenance – not maintenance, but project CAPEX. These are probably just above maintenance type issues at some of our own facilities, enhancing the physical plan is how …

Chuck Ruff:	Right. That’s what I meant by $65 million. The $35 million plus the $30 million of maintenance, is $65 million in total, right.

Brian Evans:	Yes.

Chuck Ruff:	OK. And what I’m asking about is, what sort of things are you doing for that $35 million?

Brian Evans:	Well, we have one facility in particular, that we are making some major enhancements to. That’s probably $25 million of the $35 million. So it really relates to one facility and it’s a project associated with that facility.

Chuck Ruff:	Can you be more specific, like what facility and are you adding beds, what are you doing?

Brian Evans:	No, I can’t.

Chuck Ruff:	No? OK. Can you talk about the revenue growth at BI? Obviously this quarter had 5 percent revenue growth, when we bought it. I think the expectation was for much better.

Jorge Dominicis:	I think first of all, we are doing very well with electronic monitoring which continues to grow. The ISAP contract was projected to grow more than it has, and in fact, this quarter, I think we took a little bit of a step back with respect to revenue from that contract.

The reality is that where we sit today, the numbers are back up where we like them to be, and the congress in both the house and the senate, has approved an increase in funding for the line item which funds our contract, that would be very meaningful. I don’t know if they will have agreement before December, obviously because of the election, but I think it’s very likely sometime in the first quarter next year, being that both houses of congress are in agreement, that you would see an increase that would translate into a 20 percent growth for that contract.

Chuck Ruff:	OK. All right. Thank you.

Operator:	Your next question comes from the line of Kevin Campbell, from Avondale Partners. Your line is open.

Kevin Campbell:	Thanks. I just wanted to follow up with a couple of quick sort of modeling questions. Brian, could you give us the capitalized interest for the quarter?

Brian Evans:	For Q2, it was approximately $600,000 – $700,000.

Kevin Campbell:	OK. And should we basically assume that that goes away completely, now since you have completed Adelanto and there’s really not a lot of other development CAPEX beyond that? I guess other than the $35 million that you are working on.

Brian Evans:	That’s right but that won’t have a meaningful impact. I would say somewhere near zero.

Kevin Campbell:	OK. Interest expense with the MCF, sort of, restructuring there. How should we think about, maybe, annual interest expense for all of 2012?

Brian Evans:	For the balance of 2012, I think for the second half of the year, probably $18 million to $18.5 million per quarter.

Kevin Campbell:	Then G&A, you guys have sometimes given expectations for that. Any thoughts there?

Brian Evans:	Again, pretty consistent with this quarter, in that $24 million range.

Kevin Campbell:	OK. One last question about an existing customer in Alaska and the budget that’s been passed there. What your expectations are for the Hudson Correctional Facility and whether or not you think they will continue to use that facility or not?

John Hurley:	We do expect the continuation through, at least, the third quarter of next year. So much depends on their ability to activate the new facility, and in addition, what happens with their population. Currently there’s indications of a significant increase in their population. So we are continuing to discuss that with Alaska, and we will have a much clearer picture, perhaps, the first quarter of 2013.

Kevin Campbell:	OK. Great. Thank you very much.

Operator:	There are no further questions in queue. I turn the call back over to the presenters, for any closing remarks.

George Zoley:	Thank you very much for your participation in today’s call. We look forward to addressing you on the next call.

Operator:	This concludes today’s conference call. You may now disconnect.

END